                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                     Transaction Systems Architects, Inc.
               ------------------------------------------------
                               (Name of Issuer)

                     Class A Common Stock, $.005 par value
               -------------------------------------------------
                         (Title of Class of Securities)

                                   893416107
               -------------------------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                  Page 2 of 15 pages
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ABS Capital Partners, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
                              0 shares

    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY                2,101,016 shares
    OWNED BY
      EACH            ----------------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                   0 shares
      WITH
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                              2,101,016 shares

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,101,016 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                  Page 3 of 15 pages
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ABS Partners, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
                              0 shares

    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY                2,101,016 shares
    OWNED BY
      EACH            ----------------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                   0 shares
      WITH
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                              2,101,016 shares

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,101,016 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                  Page 4 of 15 pages
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Donald B. Hebb, Jr.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
                              0 shares

    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY                2,101,016 shares
    OWNED BY
      EACH            ----------------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                   0 shares
      WITH
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                              2,101,016 shares

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,101,016 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                  Page 5 of 15 pages
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Timothy T. Weglicki

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]
                                                              (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
                              0 shares

    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER
  BENEFICIALLY                2,101,016 shares
    OWNED BY
      EACH            ----------------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON                   0 shares
      WITH
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                              2,101,016 shares

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,101,016 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                  Page 6 of 15 pages
-----------------------                                 ------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frederick L. Bryant

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER
    NUMBER OF                    0 shares
     SHARES
  BENEFICIALLY        ----------------------------------------------------------
    OWNED BY           6       SHARED VOTING POWER
      EACH                       2,101,016 shares
    REPORTING
     PERSON           ----------------------------------------------------------
      WITH             7       SOLE DISPOSITIVE POWER
                                 0 shares

                      ----------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                                 2,101,016 shares

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,101,016 shares

--------------------------------------------------------------------------------

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

        IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                                     Page 7 of 15 pages
-----------------------                                 ------------------------


Item 1(a).    Name of Issuer: Transaction Systems Architects, Inc.
              --------------

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              330 South 108th Avenue, Omaha, NE 68154


Item 2(a)                                             Item 2(b)                                         Item 2(c)
---------                                             ---------                                         ---------

                                                                                                   Citizenship or Place
Name of Person Filing                                 Address                                        of Organization
---------------------                                 -------                                      --------------------

ABS Capital Partners, L.P. ("ABS Capital"), a         1 South Street                                     Delaware
    Delaware limited partnership                      Baltimore, MD 21202

ABS Partners, L.P. ("ABS Partners"), a Delaware       1 South Street                                     Delaware
    limited partnership and the sole general          Baltimore, MD 21202
    partner of ABS Capital

Donald B. Hebb, Jr., Frederick L. Bryant and          1 South Street                                  United States
    Timothy L. Weglicki; general partners of ABS      Baltimore, MD 21202
    Partners (the "Investing General Partners")

Item 2(d).    Title of Class of Securities: Class A Common Stock, $.005
              ----------------------------
              par value per share.

Item 2(e).    CUSIP Number: 893416107
              ------------

Item 3.       If this statement is filed pursuant to Rules 13d-1(b), or
              ---------------------------------------------------------
              13d-2(b), check whether the person filing is a:
              -----------------------------------------------

              (a)       [ ]        Broker or Dealer registered under
                                   Section 15 of the Securities Exchange
                                   Act of 1934 (the "Act").

              (b)       [ ]        Bank as defined in Section 3(a)(6) of
                                   the Act.

              (c)       [ ]        Insurance Company as defined in
                                   Section 3(a)(19) of the Act.


                              Page 7 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                  Page 8 or 15 pages
-----------------------                                 ------------------------

                     (d)       [ ]        Investment Company registered under
                                          Section 8 of the Investment Company
                                          Act of 1940.

                     (e)       [ ]        Investment Adviser registered under
                                          Section 203 of the Investment Advisers
                                          Act of 1940.

                     (f)       [ ]        Employee Benefit Plan, Pension Fund
                                          which is subject to the provisions of
                                          the Employee Retirement Income
                                          Security Act of 1974 or Endowment
                                          Fund; see Rule 13d-1(b)(1)(ii)(F) of
                                          the Act.

                     (g)       [ ]        Parent Holding Company, in accordance
                                          with Rule 13d-1(b)(ii)(G) of the Act.

                     (h)       [ ]        Group, in accordance with Rule 13d-
                                          1(b)(1)(ii)(H) of the Act.

              None of the above.

Item 4.       Ownership.
              ---------

              (a)    Amount Beneficially Owned:

                     ABS Capital beneficially owns 2,101,016 shares (the "Shares") of Class A Common Stock as of December 31, 1996. ABS Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Partners as the sole general partner of ABS Capital. ABS Partners, as the general partner of ABS Capital, may be deemed to beneficially own the Shares. The Investing General Partners have the power over all voting and investment decisions of ABS Partners and therefore may be deemed to share beneficial ownership of the Shares. Each of the Investing General Partners and ABS Partners expressly disclaims beneficial ownership of the Shares.

              (b)    Percent of Class:

                     The Shares represent 8.8% of the outstanding Class A Common Stock (based on 23,997,653 shares of Class A Common Stock outstanding as of December 31, 1996, as confirmed verbally by the Issuer's transfer agent).



                              Page 8 of 15 pages

-----------------------                                 -----------------------
  CUSIP No. 893416107                 13G                 Page 9 of 15 pages
-----------------------                                 -----------------------

              (c)    Number of shares as to which each such person has:

                     (i)    Sole power to vote or to direct the vote:

                            Each of ABS Capital, ABS Partners and the Investing General Partners has sole power to vote or direct the vote of -0- shares.

                     (ii)   Shared power to vote or direct the vote:

                            ABS Capital, ABS Partners and the Investing General Partners have shared power to vote or to direct the vote of 2,101,016 shares.

                     (iii) Sole power to dispose or direct the disposition of:

                            Each of ABS Capital, ABS Partners and the Investing General Partners has sole power to dispose or to direct the disposition of -0-shares.


                     (iv) Shared power to dispose or direct the disposition of:

                            ABS Capital, ABS Partners and each of the Investing General Partners have shared power to dispose or to direct the disposition of 2,101,016 shares.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company.
              ------------------------------------------------------------

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              ABS Capital, ABS Partners and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not applicable.


                              Page 9 of 15 pages

-----------------------                                 -----------------------
  CUSIP No. 893416107                 13G                 Page 10 of 15 pages
-----------------------                                 -----------------------


Item 10.      Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 10 of 15 pages

-----------------------                                 -----------------------
  CUSIP No. 893416107                 13G                 Page 11 or 15 pages
-----------------------                                 -----------------------


                                    Signature
                                    ---------

           After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                                                      ---------

Dated: February 10, 1997

ABS CAPITAL PARTNERS, L.P.


By:  ABS Partners, L.P.


By:                  *
   --------------------------
     General Partner


ABS PARTNERS, L.P.

By:                  *
   --------------------------
      General Partner

                     *
-----------------------------
Donald B. Hebb, Jr.

                     *
-----------------------------
Frederick L. Bryant

                     *
-----------------------------
Timothy T. Weglicki


*The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

/s/ Mary S. Emmerling
-----------------------------
Mary S. Emmerling
Attorney-in-Fact


                              Page 11 of 15 pages

-----------------------                                 ----------------------
  CUSIP No. 893416107                 13G                 Page 12 of 15 pages
-----------------------                                 ----------------------


                                                               Exhibit 1
                                                               ---------

                                   Agreement
                                   ---------

           Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Class A Common Stock of Transaction Systems Architects, Inc. by ABS Capital Partners, L.P.

           This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

           EXECUTED as a sealed instrument this 10th day of February, 1997.

ABS CAPITAL PARTNERS, L.P.


By: ABS Partners, L.P.


By:                   *
   --------------------------
     General Partner

ABS PARTNERS, L.P.

By:                   *
   --------------------------
      General Partner

                      *
-----------------------------
Donald B. Hebb, Jr.

                      *
-----------------------------
Frederick L. Bryant

                      *
-----------------------------
Timothy T. Weglicki

*The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

/s/ Mary S. Emmerling
-----------------------------
Mary S. Emmerling
Attorney-in-Fact



                              Page 12 of 15 pages

-----------------------                                 -----------------------
  CUSIP No. 893416107                 13G                 Page 13 of 15 pages
-----------------------                                 -----------------------


                                                                      Exhibit 2
                                                                      ---------

                               POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mary S. Emmerling his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of ABS Capital Partners, L.P., ABS Partners, L.P., ABS Capital Partners II, L.P., ABS Partners II, L.L.C., TSI Investment Partners, L.P., or TSI General Partner, L.L.C. pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                              Page 13 of 15 pages

-----------------------                                 ------------------------
  CUSIP No. 893416107                 13G                 Page 14 of 15 pages
-----------------------                                 ------------------------

       IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

ABS CAPITAL PARTNERS, L.P.

By:  ABS Partners, L.P.

By:    /s/ Donald B. Hebb, Jr.
   ------------------------------
         Donald B. Hebb, Jr.
         General Partner

ABS PARTNERS, L.P.

By:    /s/ Donald B. Hebb, Jr.
   ------------------------------
         Donald B. Hebb, Jr.
         General Partner

ABS CAPITAL PARTNERS II, L.P.

By:   ABS Partners II, L.L.C.

By:    /s/ Donald B. Hebb, Jr.
   ------------------------------
        Donald B. Hebb, Jr.
        Manager

ABS PARTNERS II, L.L.C.

By:    /s/ Donald B. Hebb, Jr.
   ------------------------------
         Donald B. Hebb, Jr.
         Manager



                              Page 14 of 15 pages

-----------------------                                 -----------------------
  CUSIP No. 893416107                 13G                 Page 15 or 15 pages
-----------------------                                 -----------------------


TSI INVESTMENT PARTNERS, L.P.

By:   TSI General Partner, L.L.C.

By:    /s/ Donald B. Hebb, Jr.
   ------------------------------
         Donald B. Hebb, Jr.
         Manager

TSI GENERAL PARTNER, L.L.C.

By:    /s/ Donald B. Hebb, Jr.
   ------------------------------
         Donald B. Hebb, Jr.
         Manager

/s/ Donald B. Hebb, Jr.
---------------------------------
Donald B. Hebb, Jr.

/s/ Frederick L. Bryant
---------------------------------
Frederick L. Bryant

/s/ Timothy T. Weglicki
---------------------------------
Timothy T. Weglicki


                              Page 15 of 15 pages